Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Stock Incentive Plan, and the 2017 Employee Stock Purchase Plan of OptiNose, Inc. of our report dated June 23, 2017 (except for Note 14(c), as to which the date is September 18, 2017, and for Note 14(d), as to which the date is October 10, 2017), with respect to the consolidated financial statements of OptiNose, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-220515) and related Prospectus of OptiNose, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 20, 2017